EXHIBIT 10.1

Confidential Treatment has been requested for portions of this Exhibit. The confidential portions have been redacted and are denoted by ***. The Confidential portions have been separately filed with the Securities and Exchange Commission.

[NBC TV NETWORK LETTERHEAD]

March 16, 2005

Young Broadcasting of Davenport, Inc. (“Licensee”)

599 Lexington Avenue – 47th Floor

New York, New York 10022

RE:                              KWQC-TV, Davenport, Iowa

Ladies and Gentlemen:

The following shall comprise the agreement among us for the affiliation of the television broadcasting station set forth above (the Licensee and its station being referred to herein together as a “Station”) with the NBC Television Network (“NBC”) and shall supersede and replace all prior agreements between the Station and NBC (which agreements are hereby terminated and of no further force or effect) except (i) for the most recent amendments to such prior agreements with respect to network non-duplication protection under Federal Communications Commission (“FCC”) Rules Section 76.92 (the “Non-Duplication Amendments”), (ii) for the NBC Promotion Swap Program, (iii) for the Inventory Management Plan (as defined in Section 6), and (iv) that any indemnities provided for in such prior agreements, as well as any liabilities outstanding thereunder as of the date of this Agreement, shall survive.

1.             Term.  This Agreement shall become effective at 3:00 AM, New York City time on November 1, 2004.  Unless sooner terminated as provided hereunder, this Agreement shall remain in effect until 2:59 AM, New York City time on January 1, 2015.

2.             Programming.

(a)           NBC commits to supply programming for free over-the-air television broadcasting by Station during the hours set forth on Schedule I attached hereto (the “Programmed Time Periods”).  Station shall have a right of first refusal with respect to such programming that is to be broadcast on a network basis during the Programmed Time Periods as against any other broadcast television station licensed to operate in Station’s community of license.  The Station agrees that, subject only to Section 3 below, Station shall clear and broadcast all programming supplied to Station hereunder for broadcast in the Programmed Time Periods on the dates and at the times the programs are scheduled by NBC.

(b)           In addition to programming supplied pursuant to Section 2(a), NBC shall offer the Station a variety of sports programming (“NBC Sports Programming”) and special events programming for television broadcast at times other than Programmed Time Periods.  For a period of seventy-two (72) hours following NBC’s offer, the Station shall have the right of first refusal with respect to such programming as against any other television station located in Station’s community of license or any television program transmission service furnishing a television signal to Station’s community of license The Station shall confirm its clearance of such programming to NBC within the 72-hour period via the Internet site currently known as “Affiliate Partnership Tool” (“APT”) or such other means as NBC may designate.  The Station’s confirmation of clearance shall constitute Station’s agreement to broadcast such programming in accordance with the terms of such offer and this Agreement.

(c)           All programming furnished to Station pursuant to this Agreement shall be referred to herein as “NBC Programming”, and any one program of NBC Programming shall be referred to as an “NBC Program.” Subject to Section 3, the selection, scheduling, substitution and withdrawal of any NBC Program or other portion of NBC Programming shall at all times remain within the sole discretion and control of NBC.  Station acknowledges that local and network programming needs may change during the tent of this Agreement, and that NBC may subtract from or make other scheduling changes to the Programmed Time Periods from time to time on at least 90 days’ prior written notice to Station.  Nothing herein shall prevent or hinder NBC from (i) substituting one or more sponsored or sustaining programs (i.e., programs which do not include local or network commercial availabilities) or (ii) canceling one or more NBC Programs; provided, that NBC shall exercise reasonable efforts to give Station at least three (3) weeks prior notice thereof.

3.             Preemptions.

(a)           Each Station acknowledges that NBC will make a substantial investment in network programming during the term of this Agreement in order to provide Station with network-quality news, public affairs, entertainment, sports, children’s and other programming.  In view of such investment, and after considering the amount of broadcast time available to Station outside of the Programmed Time Periods, each Station further acknowledges and confirms that it does not presently foresee any need to substitute programming of any kind for NBC Programming, except as set forth in Section 3(b).

(b)           In the event Station preempts or otherwise fails to broadcast any NBC Programming (including, without limitation, NBC Sports Programming) on the dates and at the times such Programming is scheduled by NBC (except schedule changes with NBC’s written consent) and such preemption or failure is not pursuant to either a legitimate exercise of Section 73.658(e) of the Commission’s Rules or an event of force majeure as provided in Section 11 of this agreement, then, without limiting any other rights or remedies of NBC under this Agreement or otherwise, Station shall pay to NBC an amount equivalent to NBC’s loss of gross advertising revenues attributable to Station’s failure to broadcast such program in Station’s market.  Notwithstanding the foregoing, Station shall have no obligation to reimburse NBC for lost advertising revenues if (i) in the case of a preemption of NBC Prime Time Programming (i.e., Network Programming airing from 8:00 PM to 11:00 PM Monday through Saturday and 7:00 PM to 11:00 PM Sunday), Station has not preempted more than six (6) hours of NBC Prime Time Programming (“Prime Time Basket”) and in addition (ii) in the case of a preemption of NBC Sports Programming, Station has not preempted more than six (6) hours of NBC Sports Programming (“Sports Basket”) during each calendar year within the term of this agreement.

(c)           In the event Station preempts or otherwise fails to broadcast any NBC Programming or notifies NBC of its intention to do so, NBC may elect to offer Station an alternative time period for broadcast of the omitted NBC Program (including the commercial announcements contained therein, and any replacements thereof).  If Station fails to agree to such alternative broadcast, then in addition to all other remedies available to it, NBC shall have the right to license the broadcast rights to the omitted NBC Program to any other distribution outlet for distribution in Station’s community of license.

(d)           In the event a Station fails to pay to NBC any amounts required to be paid by it pursuant to this Section 3, and such failure remains uncured after 30 days’ written notice from NBC, then in addition to all other remedies available to it, NBC shall have the option, exercisable in its sole discretion upon 30 days’ notice to the breaching Station to (i) terminate that Station’s right to broadcast any one or more series or other NBC Programs, and to the extent and for the periods that NBC so elects, license the broadcast rights to such series or other NBC Program(s) to any other distribution outlet for distribution in that Station’s community of license or (ii) terminate this Agreement with respect to Station..

4.             Payments.

(a)           NBC Payments.  In consideration of Licensee entering into this Agreement and the Station’s performance of its obligations hereunder, NBC shall pay Licensee the amounts set forth on Schedule II attached hereto (the “NBC Payments”), subject to adjustment pursuant to this Agreement and Schedule II.  The NBC Payments shall be due and payable to Licensee on a biannual basis on or about June 15 and December 15 of each year during the term of this Agreement.  NBC, Station and Licensee hereby acknowledge that the NBC Payments as set forth on Schedule II have been adjusted to reflect deductions for Station’s payment obligations pursuant to Sections 4(c)(i), (ii) and (iii) below, as known on the date hereof, throughout the term of this Agreement, and that to the extent such payment obligations increase during the term, the Station shall be responsible for paying any such increase.

(b)           Affiliation Payments.  In consideration of NBC entering into this Agreement, and notwithstanding termination of this Agreement with respect to any Station, Licensee shall pay NBC the amounts set forth on Schedule III attached hereto (the “Affiliation Payments”), payable quarterly in arrears by electronic transfer or such other means as NBC shall determine.

(c)           Other Payments to NBC.  In connection with Station’s affiliation with NBC, Licensee and Station agree that Station shall pay NBC (or an entity controlling, controlled by or under common control with NBC, as appropriate):

(i)                                     All License Fees owed by Station pursuant to Station’s NBC News Channel Participation Agreement;

(ii)                                  All amounts owed by Station and Licensee pursuant to the Distribution Contribution Agreement (as defined below);

(iii)                               All amounts owed by Station pursuant to the Inventory Management Plan; and

(iv)                              All amounts owed by Station pursuant to this Agreement, including without limitation pursuant to Section 3 hereof.

(d)           Special News Channel Charges.  Notwithstanding the foregoing, Station shall have the opportunity to request special services from NBC under the NBC News Channel Participation Agreement, and NBC may charge Station, and Station shall pay, NBC’s customary rates therefore (“Special News Services Charges”).  In the event that Station is in default of its payment of any Special News Services Charges, which default remains uncured 60 days after Station’s receipt of notice thereof from NBC, NBC shall have the right, at its election, to terminate this Agreement in its entirety upon notice to the Station.

(e)           Default.  In the event that Licensee or Station is in default of any obligation under this Section 4 which default remains uncured 30 days after Licensee’s receipt of notice thereof from NBC, NBC shall have the right, at its election, to terminate this Agreement in its entirety upon notice to Licensee.

5.             Distribution Contribution Agreement.  Licensee shall enter into a Distribution Contribution Agreement in the form attached as Exhibit A hereto.

6.             Inventory Management Plan.  The Station and NBC shall fully participate in the “Inventory Management Plan” as endorsed by NBC Television Affiliates (a/k/a the NBC Affiliate Board) on May 19, 1998 (the “Inventory Management Plan”), and in any additional or substitute inventory management plans approved in the future by a majority of the NBC affiliated television stations.

7.             Local Commercial Announcements.  From time to time and at least once each calendar quarter, NBC shall provide Station with notice setting forth the amount and placement of availabilities for Station’s respective local commercial announcements in and adjacent to regularly scheduled NBC Programming.  Notwithstanding anything herein to the contrary, NBC agrees that the average number of thirty-second units available to the Station for local commercial announcements during regularly scheduled network programming only, during the hours of 7-10 p.m. Central Time Monday through Saturday and 6-10 p.m. Central Time, and on Sunday (the “Prime Time Hours”) shall be no fewer than 108 per week.  In addition, NBC agrees that the average number of thirty-second units available to the Station for local commercial announcements during regularly scheduled network programming only, outside the Prime Time Hours shall be no fewer than that available to NBC’s owned and operated stations.  The foregoing minimums shall only apply to regularly scheduled network programming, and in no event shall apply to breaking news or special events programming.

8.             Conditions of Station’s Broadcast.  The Station’s broadcast of NBC Programming shall be subject to the following terms and conditions:

(a)           Subject to Station’s rights under Section 73.658(e) of the Commission’s Rules, Station shall not make any deletions from, or additions or modifications to, any NBC Program or any commercial, NBC identification, program promotional or production credit announcements or other interstitial material contained therein, nor broadcast any commercial or other announcements (except emergency bulletins) during any such program, without NBC’s prior written authorization.  Subject to Station’s rights under Section 73.658(e) of the Commission’s Rules, Station shall broadcast each NBC Program from the commencement of network origination until the commencement of the next program.

(b)           For purposes of identification of Station with the NBC Programs, and until written notice to the contrary is given by NBC, Station may superimpose on certain Entertainment programs, where designated by NBC, a single line of type, not to exceed fifty (50) video lines in height and situated in the lower eighth raster of the video screen, which single line shall include (and be limited to) Station’s call letters, community of license or home market, channel number, and the NBC logo.  No other addition to any Entertainment program is contemplated by this consent, and the authorization contained herein specifically excludes and prohibits any addition whatsoever to News and Sports programs, except identification of Station as provided in the preceding sentence as required by the FCC.

9.             Local News.  Subject to Station’s obligations under FCC Rules, Station agrees, during the term of this Agreement, to broadcast local news programs of at least thirty (30) minutes in length as lead-ins to each of “The Today Show” (or replacement programming), “NBC Nightly News” (or replacement programming) and NBC’s Late Night Programming; provided, that Station may preempt any of such local news programming on Saturday or Sunday to the extent that such programming would directly conflict with Station’s broadcast of weekend NBC Sports Programming.

10.           Station Reports.  Station shall submit to NBC in writing upon forms provided by NBC or via e-mail or via APT, as NBC may designate, such reports as NBC may request covering the broadcast by Station of NBC Programming.

11.           Force Majeure.  Neither the Station nor NBC shall incur any liability hereunder because of NBC’s failure to deliver, or the failure of the Station to broadcast, any or all NBC Programs due to failure of facilities, labor disputes, government regulations or causes beyond the reasonable control of the party so failing to deliver or to broadcast.  Without limiting the generality of the foregoing, NBC’s failure to deliver a program due to cancellation of that program for any reason shall be deemed to be for causes beyond NBC’s reasonable control.

12.           Indemnification.  NBC shall indemnify, defend and hold the Station (individually, an “Indemnified Station”), its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless from and against all claims, damages, liabilities, costs and expenses (including reasonable attorneys’ fees) arising out of the use by the Indemnified Station, in accordance with this Agreement, of any NBC Program or other material as furnished by NBC hereunder, provided that the Indemnified Station promptly notifies NBC of any claim or litigation to which this indemnity shall apply, and that the Indemnified Station cooperates fully with NBC in the defense or settlement of such claim or Litigation.  Similarly, Station (the “Indemnifying Station”) shall indemnify, defend and hold NBC, its parent, subsidiary and affiliated companies, and their respective directors, officers and employees, harmless with respect to (x) material added to or deleted from any program by the Indemnifying Station, except for cut-ins produced by or on behalf of NBC and inserted by the Indemnifying Station at NBC’s direction and (y) any programming or other material broadcast by the Indemnifying Station and not provided by NBC hereunder.

These indemnities shall not apply to litigation expenses, including attorneys’ fees, which the indemnified party elects to incur on its own behalf Except as otherwise provided herein, neither any Station, on the one hand, nor NBC, on the other hand, shall have any rights against the other for claims by third persons, or for the non-operation of facilities or the non-furnishing of programs for broadcasting, if such non-operation or non-furnishing is due to failure of equipment, actions or claims by any third person, labor disputes, or any cause beyond such party’s reasonable control.

13.           Program Development Costs.  Throughout the term of this Agreement, upon request from NBC, Licensee and/or Station shall negotiate in good faith with NBC to contribute financially, pro-rata on a station-by-station basis based upon Designated Market Area (“DMA”) (as defined by Nielsen) percentage, to future NBC efforts to secure as part of NBC Programming major sports and entertainment programming opportunities (including, for example and without limitation, rights to broadcast National Football League games and entertainment programs such as “ER”).

14.           Change in Operations.  The Station represents and warrants that it holds a valid license granted by the FCC to operate Station as a television broadcast station; such representation and warranty shall constitute a continuing representation and warranty by Station, provided, however, if Station should lose one or more FCC licenses to operate the Station despite making reasonable efforts to maintain such license, NBC’s sole remedy under this Agreement shall be to terminate this Agreement and NBC will be relieved of its responsibilities under this Agreement to further provide NBC Programming to the Station.  In the event that at any time (a) a Station’s transmitter location, power, frequency, programming format or hours of operation are materially changed, (b) a Station ceases to produce and broadcast local news, or (c) the number of hours of local news which a Station broadcasts materially decreases, in each case so that such Station is of less value to NBC as a broadcaster of NBC programming than at the date of this Agreement, then NBC may terminate this Agreement with respect to such Station or Stations upon thirty (30) days prior written notice to such Station(s).

15.           DTV Conversion.  To the extent the Station is broadcasting in digital format, NBC commits to supply programming to the Station for free over-the-air digital television broadcasting during the Programmed Time Periods.  To the extent NBC does not provide any such programming in a digital format during the Programmed Time Periods or any portion thereof, but provides such programming exclusively in an analog format, the Station has the right to convert such analog programming into digital format and to broadcast such programming via its digital signal, notwithstanding anything to the contrary in the following sentence.  Each Station acknowledges that upon commencement of operation of Station’s digital television signal (“DTV channel”), each Station will, to the same extent as this Agreement provides for carriage of NBC Programming on its analog channel, carry on such DTV channel the digital feed of such NBC Programming as and in the technical format provided by NBC consistent with the ATSC standards and all “program-related material” if transmitted simultaneously with the program it relates to (collectively, the “Network Digital Feed”).  As used in this paragraph, “program-related material”, shall mean (i) closed-captioning information, (ii) program identification codes, (iii) program ratings information, (iv) alternative language feeds related to the programming, (v) Nielsen data, (vi) programming, data and other enhancements which are related to the programming and network advertisements provided in the Network Digital Feed and which are carried generally by NBC’s owned and operated stations, (vii) such other material as has been agreed by a majority (calculated by DMA percentage) of NBC affiliated television stations, (viii) such other material as may be provided by NBC that is necessary to provide the Network Digital Feed, (ix) information and material directly associated with specific network commercial advertisements contained in the network programs included in the Network Digital Feed, and (x) information and material designed to promote network programming.  In the event that NBC proposes that the Station carry network multiplexed programming or ancillary data that is not program-related material, Licensee agrees to negotiate in good faith with NBC regarding the terms pursuant to which such multiplexed programming or ancillary data may be carried.  The Station shall commence operation of Station’s digital television signal by the later of (i) May 1, 2002 or (ii) any extension or postponement of such date mandated or approved by the FCC; to the extent that a Station is not transmitting a DTV channel as of the later of such dates, NBC shall be permitted to offer the Network

Digital Feed, together with any program-related material or other material provided by NBC for digital transmission, to any licensee transmitting a DTV channel in Station’s DMA notwithstanding any other provision of this Agreement.  The parties hereby acknowledge that Station is, as of the date of this Agreement, operating its digital television signal.

16.           Unauthorized Copying and Transmission: Retransmission Consent.

(a)           The Station shall not authorize, cause, or permit, without NBC’s consent, any NBC Program or other material furnished to Station hereunder to be recorded, duplicated, rebroadcast or otherwise transmitted or used for any purpose other than broadcasting by Station as provided herein.  Notwithstanding the foregoing, the Station shall not be restricted in the exercise of its signal carriage rights pursuant to any applicable rule or regulation of the FCC with respect to retransmission of its broadcast signal by any cable system or multichannel video program distributor (“MVPD”), as defined in Section 76.64(d) of the FCC Rules, which (a) is located within the DMA in which Station is located, or (b) was actually carrying Station’s signal as of April 1, 1993, or (c) with respect to cable systems, serving an area in which Station is “significantly viewed” (as determined by the FCC) as of April 1, 1993 and to the extent authorized by a statutory compulsory copyright license, to satellite carriers serving an area in which Station is “significantly viewed” (as determined by the FCC pursuant to the Satellite Home Viewer Extension and Reauthorization Act of 2004); provided, however, that any such exercise pursuant to FCC Rules with respect to NBC Programs shall not be deemed to constitute a license by NBC.  NBC reserves the right to restrict such signal carriage with respect to NBC Programming in the event of a change in applicable law, rule or regulation.

(b)           In consideration of the grant by NBC to Station of the Non-Duplication Amendments, each Station hereby agrees as follows:

(i)                                     Station shall not grant consent to the retransmission of its broadcast signal by any cable television system, or, except as provided in Section 16(b)(ii) below, to any other MVPD whose carriage of broadcast signals requires retransmission consent, if such cable system or MVPD is located outside the DMA to which Station is assigned, unless Station’s signal was actually carried by such cable system or MVPD as of April 1, 1993, or, with respect to such cable system, is “significantly viewed” (as determined by the FCC) as of April 1, 1993 or, with respect to a satellite carrier, is “significantly viewed” (as determined by the FCC pursuant to the Satellite Home Viewer Extension and Reauthorization Act of 2004).

(ii)                                  Station shall not grant consent to the retransmission of its broadcast signal by any MVPD that provides such signal to any home satellite dish user, unless such user is located within Station’s own DMA or to the extent permitted by a statutory compulsory copyright license, within areas where the FCC determines the Station to be significantly viewed (as determined by the FCC pursuant to the Satellite Home Viewer Extension and Reauthorization Act of 2004).

(c)           If Station violates any of the provisions set forth in this Section 16, NBC may, in addition to any other of its rights or remedies at law or in equity under this Agreement or any amendment thereto, terminate this Agreement with respect to the violating Station by written notice to Station given at least ninety (90) days prior to the effective date of such termination.

17.           “Branding” Plan/Promotion.

(a)           The Station agrees to continue, as it is now doing, to “brand” the Station as an “NBC Station” in Station’s market through cooperative efforts in areas such as on-air promotion, unified graphic design, use of the NBC peacock logo and NBC identification.

(b)           The Station shall dedicate annually for on-air promotion of NBC Programming not less than (x) 10,000 Gross Rating Points (“GRP’s”) (the “GRP Commitment”).  The NBC Advertising and Promotion department may consult with Station to develop Station’s allocation of GRP Commitment based on promotional needs of both Station and NBC; provided that Station shall cause a minimum of 40% and a maximum of 60% of its GRP Commitment to be allocated to prime time (e.g., EASTERN, PACIFIC STATIONS: 8-11 PM Monday-Saturday and 7-11 PM Sunday; CENTRAL, MOUNTAIN STATIONS: 7-10 PM Monday-Saturday and 6-10 PM Sunday).  Station shall provide NBC with appropriate documentation to substantiate delivery of their GRP Commitment.

(c)           Station shall continue to participate in the “Swap” program as it is presently defined.

18.           Assignment.

(a)           This Agreement may not be assigned or transferred (including pursuant to any change in the control of Licensee or Station except changes in ownership or control pursuant to Section 73.3540(f) of the Commission’s Rules) directly or indirectly, whether by operation of law or otherwise, without the prior written consent of NBC, which consent shall not be unreasonably withheld (it being understood that NBC may withhold such consent if after conducting good faith due diligence on the proposed transferee, NBC has legitimate competitive, financial or operational reasons not to consent) and no permitted assignment or transfer shall relieve Station of its obligations hereunder prior to the date of such assignment or transfer.  Any purported assignment or transfer by Licensee or Station (other than changes in ownership or control of Station pursuant to Section 73.3540(f) of the Commission’s Rules) without NBC’s consent, which consent shall not be unreasonably withheld, as required hereby shall be null and void and not enforceable against NBC.  Provided that the assignee or transferee (as the case may be) has assumed all of Licensee’s and Station’s obligations under this Agreement without limitation whatsoever, Licensee and Station shall be released for performance under this Agreement that accrues following a transfer of the Agreement that is approved by NBC.

(b)           The Station agrees that if any application is made to the FCC pertaining to an assignment or a transfer of control of Station’s license, or any interest therein, Station shall immediately notify NBC in writing of the filing of such application, except as to “short form” assignments or transfers of control made pursuant to Section 73.3540(f).  NBC’s failure to notify Station to the contrary in writing within 45 days of the Station’s giving notice of an assignment or transfer of its license shall constitute NBC’s consent to transfer assignment of this Agreement to the Station’s assignee or transferee.  Station agrees that promptly following Station’s notice to NBC, Station shall arrange for a meeting between NBC and the proposed assignee or transferee to review the financial and operating plans, and such other information as NBC may reasonably request, of the proposed assignee or transferee.

(c)           For purposes of this Section 18, (i) ”control” shall mean having the power to direct the affairs of an entity by reason of any of the following: (x) having the power to elect or appoint, directly or indirectly, a majority of the governing body of such entity, (y) owning or controlling the right to vote a majority of the voting interest of such entity or (z) otherwise owning or controlling a majority interest in such entity, and (ii) ”transfer” shall include, without limitation, any direct or indirect change in the control of any Station or Licensee.

19.           Notices/APT.  Notices hereunder shall be in writing and shall be given (a) by personal delivery or overnight courier service: addressed to Licensee at the address set forth on the first page of this Agreement; to any affected Station at the respective address set forth on Schedule I; and to NBC at the address set forth on the first page of this Agreement, Attention: Executive Vice President, Affiliate Relations, with a copy to Vice President, Law Department; or at such other address or addresses as may be specified in writing by the party to whom the notice is given or (b) if such notice relates to the scheduling, substitution, withdrawal, preemption or other aspect of programming hereunder, by posting to APT or by such other means as NBC may specify to Station from time to time.  Notices shall be deemed given when personally delivered and on the next business day following dispatch by overnight courier service.  NBC and each Station agree to monitor APT on at least a daily basis and to update APT as promptly as practicable and in any event so as to comply with the notice periods provided herein.

20.           Entire Agreement/Amendments.  The foregoing constitutes the entire agreement among Licensee, Station and NBC with respect to the affiliation of Station with NBC, all prior understandings being merged herein, except for the Non-Duplication Amendments, the Inventory Management Plan and the NBC Promotion Swap Program.  This Agreement may not be changed, amended, modified, renewed, extended or discharged, except as specifically provided herein or by an agreement in writing signed by the parties hereto; provided, that an amendment which affects only a particular Station may be executed only by NBC and such Station.

21.           Confidentiality.  The parties agree to use their best efforts to preserve the confidentiality of this Agreement and of the terms and conditions set forth herein, and the exhibits annexed hereto, to the fullest extent permissible by law.

22.           Applicable Law.  The obligations of Station and NBC under this Agreement are subject to all applicable federal, state, and local laws, rules and regulations (including, but not limited to, the Communications Act of 1934, as amended, and the rules and regulations of the FCC), and this Agreement and all matters or issues collateral thereto shall be governed by the law of the State of New York applicable to contracts negotiated, executed and performed entirely therein (without regard to principles of conflicts of laws).

23.           Miscellaneous.  If any provision of this Agreement or the application of such provision to any circumstance is held invalid, the remainder of this Agreement, or the application of such provision to circumstances other than those as to which it is held invalid, will not be affected thereby.  A waiver by

Licensee, Station or NBC of a breach of any provision of this Agreement shall not be deemed to constitute a waiver of any preceding or subsequent breach of the same provision or any other provision hereof.  This Agreement may be signed in any number of counterparts with the same effect as if the signature to each such counterpart were upon the same instrument.

24.           Music Performance Rights.  All programs delivered to Station pursuant to this Agreement shall be furnished with all music performance rights necessary for broadcast by Station included.  Station shall have no responsibility for obtaining such rights from ASCAP, BMI or other music licensing societies insofar as the programs delivered by NBC to Station for broadcasting are concerned.  As used in this paragraph, “programs” shall include, but shall not be limited to, program and promotional material and commercial and public service announcements furnished by NBC to Station.  Station shall be responsible for all music licenses for any commercial and public service announcements or other material inserted by Station within or adjacent to the programs as permitted under the terms of this Agreement, except for cut-ins produced by or on behalf of NBC and inserted by Station at NBC’s direction.

If the foregoing is in accordance with your understanding, please indicate your acceptance on the copy of this Agreement enclosed for that purpose and return that copy to NBC.

Very truly yours,

NBC TELEVISION NETWORK

		By:	/s/ John Damiano
John Damiano
Executive Vice President, Affiliate Relations

AGREED:

Young Broadcasting of Davenport, Inc.

By:	/s/ Deborah A. McDermott
Deborah A. McDermott
President

EXHIBIT A

FORM OF

DISTRIBUTION CONTRIBUTION AGREEMENT

This agreement (the “Agreement”) between the NBC Television Network (“NBC”) and Young Broadcasting of Davenport, Inc. (“Licensee”), is dated as of [date].

WHEREAS, NBC and Licensee have entered into an Affiliation Agreement, dated as of the date hereof (the “Affiliation Agreement”), with respect to the affiliation with NBC of the television station identified therein (the “Station”);

WHEREAS, in connection with Station’s affiliation with NBC, Station will broadcast programming provided by NBC;

WHEREAS, NBC provides such programming to Station via various means at substantial cost and expense to NBC (as more fully described below, the “NBC Distribution Costs”);

WHEREAS, pursuant to the Affiliation Agreement, Licensee, on behalf of the Station, agreed to assume the obligations set forth in this Agreement in order to pay a portion of the NBC Distribution Costs;

NOW THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto agree as follows:

1.             NBC Distribution Costs.  The NBC Distribution Costs consist of the operational, facilities and technical costs, including upgrades, related to processing and distributing Network programs, promotions, advertisements, news feeds and other programming and services to the NBC affiliated television stations.

2.             Distribution Contribution.

a)             Licensee hereby agrees to pay NBC its pro rata share (calculated based on the Station’s aggregate Nielsen DMA percentages) of the NBC Distribution Costs (the “Licensee Payment”) annually throughout the term of this Agreement.  The Licensee Payment shall be made by wire transfer or such other means as NBC may approve, in two equal biannual installments payable each January 15 and June 15.

b)            Licensee hereby acknowledges that from year to year the NBC Distribution Costs may increase, and that accordingly the Licensee Payment shall increase, in accordance with increases demonstrated in the annual review of NBC Distribution Costs customarily commissioned by the NBC Affiliate Board.  In the event that for any given year during the term the Licensee Payment exceeds the actual NBC Distribution Costs, then NBC shall apply the excess to the NBC Strategic Technical Development Fund (a/k/a the Overcollection Fund (the “Fund”)).

3.             The Fund.  Licensee hereby agrees to pay its pro rata share (calculated based on the Station’s aggregate Nielsen DMA percentages) of $18,000,000 (which payment shall be deducted from the Fund) out of a total of $54,000,000 of capital costs relating to the “Genesis” digital broadcast facilities

A - 1

development project, on the schedule presented to the NBC Affiliate Board and attached hereto as Exhibit A.

4.             Term.  This Agreement shall commence as of [Date], and shall remain in full force and effect, with respect to Licensee and Station, for as long as the Affiliation Agreement (including any renewal thereof) remains in effect.  Notwithstanding the foregoing, this Agreement shall terminate with respect to Station in the event that Station ceases to be affiliated with NBC.

5.             Binding Agreement.  This Agreement shall be binding upon NBC and Licensee and the Station upon execution hereof by each of NBC and Licensee.

6.             Miscellaneous.  This Agreement constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, and understandings between the parties, both oral and written, relating thereto.  No waiver or amendment of any provision of this Agreement shall be effective unless in writing and signed by both parties.  The terms of this Agreement shall apply to parties hereto and any of their successors or assigns; provided, however, that this Agreement may not be transferred or assigned by Licensee without the prior written consent of NBC.  This Agreement maybe executed in counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  Notices given pursuant to this Agreement shall be deemed given upon dispatch if given via nationally recognized overnight courier or confirmed facsimile, to the address of the respective party as set forth in the Affiliation Agreement.

7.             Governing Law and Jurisdiction.  This Agreement shall be governed by and construed wider the laws of the State of New York applicable to contracts fully performed in New York, without regard to New York conflicts law.  The parties hereto irrevocably waive any and all rights to trial by jury in any proceeding arising out of or relating to this Agreement.

IN WITNESS HEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as set forth below.

NBC TELEVISION NETWORK

By
	Name:	John Damian
	Title:	Executive Vice President, Affiliate Relations

Young Broadcasting of Davenport, Inc.

By:
Deborah A. McDermott
President

A - 2

APPENDIX A

TO DISTRIBUTION CONTRIBUTION AGREEMENT

AFFILIATE TECHNICAL DEVELOPMENT FUND

As of 1999 Year End Close (1997— 2005)

CONTRIBUTION TOWARDS GENESIS PROJECT

1997	$700,000
1998	$1,250,000
1999	$1,050,000
2000	$2,500,000
2001	$2,500,000
2002	$2,500,000
2003	$2,500,000
2004	$2,500,000
2005	$2,500,000

TOTAL	$18,000,000

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SCHEDULE I

PROGRAMMED TIME PERIODS

FOR EASTERN TIME ZONE STATIONS:

Monday through Saturday:	8:00-11:00 P.M.
Sunday:	7:00-11:00 P.M.

Monday through Thursday:	11:35 P.M.-2:05 A.M.
Friday:	11:35 P.M.-2:35 A.M.
Saturday:	11:30 P.M.-1:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 6:30-7:00 P.M.
Saturday:	7:00-9:00 A.M. and 6:30-7:00 P.M.
Sunday:	8:00-10:00 A.M. and 6:30-7:00 P.M.

Monday through Friday:	1:00-3:00 P.M.
Saturday:	10:00 A.M.-1:00 P.M.

Monday through Thursday:	2:05-4:00 A.M.
Friday	2:35-4:30 A.M.
Saturday	1:01-2:30 A.M.
Sunday	11:30 P.M.-1:30 A.M.

FOR CENTRAL TIME ZONE STATIONS:

Monday through Saturday:	7:00-10:00 P.M.
Sunday:	6:00-10:00 P.M.

Monday through Thursday:	10:35 P.M.-1:05 A.M.
Friday:	10:35 P.M.-1:35 A.M.
Saturday:	10:30 P.M.-12:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	7:00-9:00 A.M. and 5:30-6:00 P.M.
Sunday:

8:00-9:00 AM. network programming will be broadcast from 7:00-8:00 A.M.; 9:00-10:00 A.M. network programming will be broadcast from 8:00-9:00 A.M.; and 5:30-6:00 P.M. networks programming will be broadcast 5:30-6:00 P.M.

Monday through Friday:	1:00-3:00 P.M. network programming will be broadcast from 12:30-2:30 P.M.
Saturday:	9:00 A.M.-12:00 P.M. network programming will be split and broadcast 10:30-11:30 A.M. on Saturday and from 9:30-11:30 A.M. on Sunday

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Monday through Thursday:	1:05-3:00 A.M. network programming will be delayed for broadcast at 2:10-4:05 A.M.
Friday	1:35-3:30 A.M. network programming will be delayed for broadcast at 2:40-4:35 A.M.

FOR MOUNTAIN TIME ZONE STATIONS:

Monday through Saturday:	7:00-10:00 P.M.
Sunday	6:00-10:00 P.M.

Monday through Thursday:	10:35 P.M.-1:05 A.M.
Friday:	10:35 P.M.-1:35 A.M.
Saturday:	10:30 P.M.-12:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	6:00-8:00 A.M. and 5:30-6:00 P.M.
Sunday:	8:00-10:00 A.M. and 5:00-5:30 P.M.

Monday through Friday:	1:00 P.M. -3:00 P.M.
Saturday:	8:00 A.M.-11:00 A.M.

Monday through Thursday:	1:05-3:00 A.M.
Friday	1:35-3:30 A.M.
Saturday	12:01-1:30 A.M.
Sunday	10:30 P.M.-12:30 A.M.

FOR PACIFIC TIME ZONE STATIONS:

Monday through Saturday:	8:00-11:00 P.M.
Sunday:	7:00-11:00 P.M.

Monday through Thursday:	11:35 P.M.-2:05 A.M.
Friday:	11:35 P.M.-2:35 P.M.
Saturday:	11:30 P.M.-1:01 A.M.

Monday through Friday:	4:30-5:00 A.M., 7:00-10:00 A.M. and 5:30-6:00 P.M.
Saturday:	6:00-8:00 A.M. and 5:30-6:00 P.M.
Sunday:	7:00-9:00 A.M. and 5:30-6:00 P.M.

Monday through Friday:	1:00-3:00 P.M.
Saturday:	8:00-1.1:00 A.M.

Monday through Thursday:	2:05-4:00 A.M.
Friday:	2:35-4:30 A-M
Saturday:	1:01-2:30 A.M.
Sunday:	11:30 P.M.-1:30 A.M.

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SCHEDULE II

NBC PAYMENTS

All amounts shown are in millions of dollars ($MM):

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Annual Net NBC Payments:	***	***	***	***	***	***	***	***	***	***

*** Subject to request for confidential treatment; separately filed with the Commission.

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SCHEDULE III

AFFILIATION PAYMENTS

All amounts shown are in millions of dollars ($MM):

	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014

Annual Affiliation Payments:	***	***	***	***	***	***	***	***	***	***

*** Subject to request for confidential treatment; separately filed with the Commission.

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